Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We have issued our reports dated May 25, 2011, with respect to the consolidated financial statements, schedule, and internal control over financial reporting included in the Annual Report of Uroplasty, Inc. on Form 10-K for the year ended March 31, 2010.  We hereby consent to the incorporation by reference of said reports in the Registration Statements of Uroplasty, Inc. on Forms S-8 (File Nos. 333-137410 and 333-137409 effective September 18, 2006 and File No. 333-107110 effective July 17, 2003) and on Forms S-3 (File No. 333-137128 effective September 6, 2006, File No. 333-128313 effective December 5, 2006, File No. 333-149141 effective February 11, 2008 and File No. 333-167274 effective June 3, 2010).

/s/ Grant Thornton LLP

Minneapolis, Minnesota
May 25, 2011